Exhibit 99.1
Contact:	Jake Elguicze Vice President Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	October 26, 2010
TELEFLEX REPORTS THIRD QUARTER 2010 RESULTS
Net revenue of $443 million
Gross margin of 45.8%
Diluted adjusted EPS from continuing operations of $1.11 per share, including tax benefit of $0.13 per share
Diluted GAAP EPS from continuing operations of $0.57 per share
Limerick, PA — Teleflex Incorporated (NYSE: TFX), a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety, today announced financial results for the third quarter and year to date ended September 26, 2010.
Third Quarter Financial Highlights and Business Segment Commentary
Third quarter 2010 net revenues were $443.0 million, a 1% increase over third quarter revenues of 2009. Core revenues for the quarter increased 4% on a constant currency basis, offset by foreign exchange that negatively impacted sales 2%, and the deconsolidation of an entity that negatively impacted sales 1%.
Third quarter 2010 GAAP income from continuing operations attributable to common shareholders was $23.1 million, or $0.57 per diluted share, a decrease of 32% from the prior year quarter. On an adjusted basis, as detailed in the reconciliation tables below, third quarter 2010 income from continuing operations was $44.7 million, or $1.11 per diluted share, a 30% increase over the same period in the prior year. Third quarter 2010 income from continuing operations includes a favorable tax benefit of $0.13 per share related to the filing of the 2009 federal income tax return, and negative adjustments which included a $20.9 million charge, net of tax, related to the prepayment of indebtedness in connection with refinancing transactions completed during the third quarter.
Third quarter 2010 GAAP net income attributable to common shareholders was $22.2 million compared to $38.3 million in the prior year quarter. These results included a loss from discontinued operations of $0.9 million in the third quarter of 2010, and income from discontinued operations of $4.4 million in the prior year quarter.
“Our third quarter results reflect continued progress towards the achievement of our longer-term growth and profitability objectives,” said Jeffrey P. Black, Chairman and Chief Executive Officer. “Our medical segment core revenue growth was two percent and our gross margins further expanded year-over-year. We continued to invest in research and development and sales and marketing initiatives that we believe will position Teleflex for sustainable, profitable growth in the future.”

Added Black, “A key objective of our product development strategy is to build on our leadership position with products that address infection control and prevention. We demonstrated this in the quarter by achieving 510(k) market clearance from the U.S. Food and Drug Administration (FDA) for our anti-microbial ArrowEVOLUTION™ PICC with Chlorag+ard™ technology, and partnering with Access Scientific to become the U.S. distributor of The PICC WAND™ Safety Introducer with ARROW® peelable sheath. In addition, we received approval of all certificates to foreign governments from the FDA, and continue to actively work with the FDA to obtain closure of the corporate warning letter.”
Medical Segment
Medical Segment revenues in the third quarter of 2010 were $345.1 million as compared to $350.6 million in the prior year period. Core revenue growth of 2% on a constant currency basis was offset by an unfavorable currency impact of 3% and impact of the deconsolidation of an entity of 1%. Core revenue increases in respiratory, urology, anesthesia, surgical, cardiac care and specialty products sold to medical OEM’s were offset by a decline in vascular access sales. The decline in vascular access sales was primarily due to the voluntary recall of custom IV tubing product that was announced in February of 2010.
Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/ (Decrease)
	September 26,	September 27,	Core	Currency/	Total
	2010	2009	Growth	Other*	Change
	(Dollars in millions)
Critical Care	$226.2	$231.5	0%	(2%)	(2%)
Surgical	61.6	61.4	3%	(3%)	0%
Cardiac Care	17.4	16.9	6%	(3%)	3%
OEM	39.5	37.6	7%	(2%)	5%
Other*	0.4	3.2	(18%)	(70%)	(88%)

Total net sales	$345.1	$350.6	2%	(4%)	(2%)

*	“Other” represents the impact of the deconsolidation of a variable interest entity as a result of the adoption of Accounting Standards Codification topic 810 “Consolidations.”
Segment operating profit and margins in the third quarter of 2010 were $66.0 million, or 19.1%, compared to $73.2 million, or 20.9%, in the prior year quarter.
Despite a very competitive environment, Teleflex was awarded five GPO (Group Purchasing Organization) contract extensions in the third quarter of 2010, each of which provides continued negotiated access for a combination of surgical instrumentation, chest drainage, respiratory care, endotracheal tubes and nasopharyngeal airway products.
In addition to the medical technology business, Teleflex also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products.
Aerospace Segment
Aerospace Segment revenues in the third quarter of 2010 increased 2% to $46.8 million from $45.8 million in the prior year period. Increases in sales of narrow-body cargo handling systems, actuation product, cargo containers and cargo spares and repair sales, more than offset lower sales of wide-body cargo handling systems, resulting in a 5% increase in core revenue during the quarter. This was somewhat offset by an unfavorable currency impact of 3%.
Segment operating profit and margins in the third quarter of 2010 were $8.1 million, or 17.2%, compared to $4.6 million, or 9.9%, in the prior year quarter.

Commercial Segment
Commercial Segment revenues in the third quarter of 2010 increased 15% to $51.1 million from $44.3 million in the same period last year. Core revenue growth of 15% was the result of increased sales of Marine OEM and aftermarket sales.
Segment operating profit and margins in the third quarter of 2010 were $6.2 million, or 12.1%, compared to $4.1 million, or 9.3%, in the prior year quarter.
Balance Sheet Highlights
Cash and cash equivalents on hand at September 26, 2010 were $247.8 million compared to $188.3 million at December 31, 2009, up 32%.
Net accounts receivable at September 26, 2010 were $294.3 million compared to $265.3 million at December 31, 2009, up 11%. Excluding the $39.7 million impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing” (“ASC 860”), net accounts receivable declined 4%.
Net inventory at September 26, 2010 was $360.0 million compared to $360.8 million at December 31, 2009.
Net debt at September 26, 2010 was $837.8 million compared to $1,008.2 million at December 31, 2009, a decline of 17%. Excluding the $39.7 million impact of ASC 860, net debt declined 21%.
“During the third quarter 2010, we completed a series of refinancing transactions designed to extend existing maturities and optimize Teleflex’s capital structure by providing financial flexibility and access to additional capital to grow our core medical business while keeping the Company’s cost of capital unchanged,” stated Richard A. Meier, Executive Vice President and Chief Financial Officer.
Year-to-Date Financial Highlights
Net revenues for the first nine months of 2010 increased 2% to $1,325.9 million from $1,295.0 million in 2009. Core revenues increased 3% on a constant currency basis, while the deconsolidation of an entity accounted for a 1% decline in revenues.
GAAP income from continuing operations attributable to common shareholders for the first nine months of 2010 was $100.0 million, or $2.48 per diluted share, an increase of 11% from the first nine months of 2009. On an adjusted basis, as detailed in the reconciliation tables below, income from continuing operations for the first nine months of 2010 was $121.9 million, or $3.03 per diluted share, an increase of 21% from the first nine months of 2009.
GAAP net income attributable to common shareholders for the first nine months of 2010 was $120.0 million compared to $260.3 million in the first nine months of 2009. These results included income from discontinued operations, net of tax of $20.0 million in the first nine months of 2010, and income from discontinued operations, net of tax of $170.4 million in the first nine months of 2009.
GAAP cash flow from continuing operations for the first nine months of 2010 was $146.8 million as compared to $70.7 million in the first nine months of 2009. On an adjusted basis as detailed in the reconciliation tables below, cash flow from continuing operations for the first nine months of 2010 was $127.0 million as compared to $168.3 million in 2009. Cash flow for the third quarter of 2010 was impacted by a $30 million pension contribution which the Company elected to make as a function of its recapitalization and to further improve the quality of the balance sheet.

Business Outlook for 2010
The Company expects its full year 2010 total revenues to be approximately $1.8 billion, and now expects its full year 2010 diluted earnings per share from continuing operations excluding special items to be in the range of $4.00 to $4.10. Special items for 2010 are expected to be approximately $0.55 per diluted share. This compares to the Company’s previous guidance of full year 2010 diluted earnings per share from continuing operations excluding special items guidance range of $3.95 to $4.10, and special items of $0.05 per diluted share. The increase in special items is associated with the net of tax charge incurred in connection with the refinancing transactions completed during the third quarter of 2010.
Core revenue growth in the Medical segment for full year 2010 is now expected to be 2%. This compares to the Company’s previous guidance of full year core revenue growth in the Medical segment of 3%.
Cash flow from continuing operations, exclusive of the impact of the adoption of ASC 860, is now expected to be in the range of $235 to $245 million. This compares to the Company’s previous guidance range of $265 to $270 million. The change in guidance is primarily associated with the previously mentioned pension contribution that was made during the third quarter of 2010.
Longer-Term Growth and Profitability Objectives
With the portfolio transition to healthcare largely complete, the Company has increased its focus on delivering long-term growth and profitability. As such, the Company is targeting the achievement of the following objectives within the next five years and will provide updates towards the achievement of these targets on an LTM (last twelve months) basis beginning in the fourth quarter of 2010:
•	Consolidated organic revenue growth of approximately 5%
•	Consolidated gross margins of approximately 55%
•	Consolidated research and development expense of approximately 5%
•	Consolidated operating margins of approximately 25%
In achieving these objectives, we believe revenue growth will be driven by new products and product line extensions, expanding our geographic reach, leveraging our existing distribution channels and further investment in our global sales and marketing groups. Margin expansion will be driven by various initiatives which may include: consolidation of distribution facilities; efficiencies gained from the reduction of third-party vendors; consolidation and productivity improvements of manufacturing locations and customer service; and further rationalization of general and administrative expenses. We also expect some of these benefits to be offset by increases in spending in research and development.

Conference Call Webcast and Additional Information
As previously announced, Teleflex will comment on its third quarter results on a conference call to be held today at 5:00 p.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 2, 2010, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 91604182.
Additional Notes
Core revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition. Core revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period, and the activity of companies that have been divested within the most recent twelve month period.
Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.
Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges as disclosed in the condensed consolidated statements of income.
Notes on Non-GAAP Financial Measures
This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, charges related to the Arrow acquisition, certain tax adjustments, (gain)/loss on sale of assets and other charges, the impact of changes in accounting rules, an income tax refund related to gains on a business divestiture, and intangible amortization expense. Adjusted cash earnings per share from continuing operations is defined as adjusted earnings per share from continuing operations plus intangible amortization expense. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

Third Quarter and Year to Date Reconciliation of Adjusted Income and Earnings per Share from Continuing Operations

	Three Months	Three Months
	Ended	Ended
	Sept. 26, 2010	Sept. 27, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$23,101	$33,917
	$0.57	$0.85

Restructuring and impairment charges	1,141	1,471
Tax benefit	(380)	(357)

Restructuring and impairment charges, net of tax	761	1,114

	$0.02	$0.03

Losses and other charges (A)	32,742	643
Tax benefit	(11,866)	(235)

Losses and other charges net of tax	20,876	408

	$0.52	$0.01

Tax adjustments (B)	—	(1,093)

	—	$(0.03)

Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$44,738	$34,346

	$1.11	$0.86

	Three Months	Three Months
	Ended	Ended
	Sept. 26, 2010	Sept. 27, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$44,738	$34,346

	$1.11	$0.86

Amortization of debt discount on convertible notes	979	—

	$0.02	—

Intangible amortization expense	10,840	10,987

	$0.27	$0.28

Cash income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$56,557	$45,333

	$1.41	$1.14

	Nine Months	Nine Months
	Ended	Ended
	Sept. 26, 2010	Sept. 27, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$100,037	$89,920
	$2.48	$2.25

Restructuring and impairment charges	1,679	16,828
Tax benefit	(652)	(2,917)

Restructuring and impairment charges, net of tax	1,027	13,911

	$0.03	$0.35

Losses and other charges (A)	32,742	4,349
Tax benefit	(11,866)	(1,610)

Losses and other charges net of tax	20,876	2,739

	$0.52	$0.07

Tax adjustments (B)	—	(5,398)

	—	$(0.14)

Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$121,940	$101,172

	$3.03	$2.54

	Nine Months	Nine Months
	Ended	Ended
	Sept. 26, 2010	Sept. 27, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$121,940	$101,172

	$3.03	$2.54

Amortization of debt discount on convertible notes	979	—

	$0.02	—

Intangible amortization expense	33,101	32,512

	$0.82	$0.81

Cash income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$156,020	$133,684

	$3.87	$3.35

(A)	In 2010, losses and other charges principally related to the prepayment of all of Teleflex’s outstanding senior notes issued in 2007, and related transaction fees and expenses. In 2009, losses and other charges principally related to the loss on sale of assets and restructuring related costs associated with the Arrow acquisition.

(B)	The tax adjustment represents a benefit from the net reduction in income tax reserves and discrete tax benefits related primarily to the resolution of various uncertain tax provisions; the settlement of tax audits; and other adjustments to taxes recorded with respect to prior years, principally resulting from changes to tax law and adjustments to previously filed income tax returns.

Year to Date Reconciliation of Cash Flow from Operations

	Nine Months Ended	Nine Months Ended
	Sept. 26, 2010	Sept. 27, 2009
	(Dollars in thousands)

Cash flow from operations as reported	$146,776	$70,718

Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	39,700	—

Add: Tax payments on gain on sale of ATI business	—	97,536

Less: Tax refund on sale of ATI business	59,499	—

Adjusted cash flow from operations	$126,977	$168,254

Net Debt Reconciliation

	Sept. 26, 2010	Dec. 31, 2009
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$181,193	$4,008

Long term borrowings	904,406	1,192,491

Total debt	1,085,599	1,196,499

Less: cash and cash equivalents	247,757	188,305

Net Debt	$837,842	$1,008,194

About Teleflex Incorporated
Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,800 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the Company’s website at www.teleflex.com.
Caution Concerning Forward-looking Information
This press release contains forward-looking statements, including, but not limited to, statements relating to our positioning Teleflex for sustainable, profitable growth through investments in research and development and sales and marketing initiatives; 2010 forecast of total revenues; forecasted diluted earnings per share from continuing operations excluding special items; forecasted cash flow from continuing operations, excluding the impact of Accounting Standards Codification Topic 860 “Transfers and Servicing;” expected restructuring and other special charges for 2010; and forecasted full year core revenue growth in the Medical Segment. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 26,	September 27,
	2010	2009
	(Dollars and shares in thousands,
	except per share)

Net revenues	$442,993	$440,741
Cost of goods sold	239,926	244,408

Gross profit	203,067	196,333
Selling, general and administrative expenses	123,441	113,633
Research and development expenses	11,013	9,618
Net gain on sales of businesses and assets	(183)	—
Goodwill impairment	—	—
Restructuring and other impairment charges	1,141	4,783

Income from continuing operations before interest, loss on extinguishments of debt and taxes	67,655	68,299
Interest expense	20,090	21,074
Interest income	(243)	(233)
Loss on extinguishments of debt	30,354	—

Income from continuing operations before taxes	17,454	47,458
(Benefit) taxes on income from continuing operations	(5,986)	13,236

Income from continuing operations	23,440	34,222

Operating loss from discontinued operations (including loss on disposal of $3,480 in 2009)	—	(2,886)
Taxes (benefit) on income from discontinued operations	905	(7,281)

(Loss) income from discontinued operations	(905)	4,395

Net income	22,535	38,617
Less: Net income attributable to noncontrolling interest	339	305

Net income attributable to common shareholders	$22,196	$38,312

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.58	$0.85
(Loss) income from discontinued operations	$(0.02)	$0.11

Net income	$0.56	$0.96

Diluted:
Income from continuing operations	$0.57	$0.85
(Loss) income from discontinued operations	$(0.02)	$0.11

Net income	$0.55	$0.96

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	39,933	39,724
Diluted	40,254	39,932

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$23,101	$33,917
(Loss) income from discontinued operations, net of tax	(905)	4,395

Net income	$22,196	$38,312

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended
	September 26,	September 27,
	2010	2009
	(Dollars and shares in thousands,
	except per share)

Net revenues	$1,325,867	$1,295,021
Cost of goods sold	719,650	716,080

Gross profit	606,217	578,941
Selling, general and administrative expenses	357,748	344,271
Research and development expenses	30,927	27,725
Net (gain) loss on sales of businesses and assets	(183)	2,597
Goodwill impairment	—	6,728
Restructuring and other impairment charges	1,679	13,412

Income from continuing operations before interest, loss on extinguishments of debt and taxes	216,046	184,208
Interest expense	58,709	68,470
Interest income	(637)	(1,901)
Loss on extinguishments of debt	30,354	—

Income from continuing operations before taxes	127,620	117,639
Taxes on income from continuing operations	26,580	26,876

Income from continuing operations	101,040	90,763

Operating income from discontinued operations (including gain on disposal of $38,562 in 2010 and $272,307 in 2009)	41,301	275,500
Taxes on income from discontinued operations	21,322	95,267

Income from discontinued operations	19,979	180,233

Net income	121,019	270,996
Less: Net income attributable to noncontrolling interest	1,003	843
Income from discontinued operations attributable to noncontrolling interest	—	9,860

Net income attributable to common shareholders	$120,016	$260,293

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$2.51	$2.26
Income from discontinued operations	$0.50	$4.29

Net income	$3.01	$6.55

Diluted:
Income from continuing operations	$2.48	$2.25
Income from discontinued operations	$0.50	$4.27

Net income	$2.98	$6.52

Dividends per share	$1.02	$1.02

Weighted average common shares outstanding:
Basic	39,879	39,711
Diluted	40,269	39,910

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$100,037	$89,920
Income from discontinued operations, net of tax	19,979	170,373

Net income	$120,016	$260,293

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 26,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
Current assets

Cash and cash equivalents	$247,757	$188,305
Accounts receivable, net	294,285	265,305
Inventories, net	359,967	360,843
Prepaid expenses and other current assets	21,170	21,872
Income taxes receivable	49,541	100,733
Deferred tax assets	58,733	58,010
Assets held for sale	11,259	8,866

Total current assets	1,042,712	1,003,934
Property, plant and equipment, net	292,294	317,499
Goodwill	1,438,997	1,459,441
Intangibles assets, net	928,906	971,576
Investments in affiliates	13,288	12,089
Deferred tax assets	—	336
Other assets	81,658	74,130

Total assets	$3,797,855	$3,839,005

LIABILITIES AND EQUITY

Current liabilities
Current borrowings	$181,193	$4,008
Accounts payable	91,588	94,983
Accrued expenses	84,157	97,274
Payroll and benefit-related liabilities	71,693	70,537
Derivative liabilities	15,355	16,709
Accrued interest	12,592	22,901
Income taxes payable	1,901	30,695
Deferred tax liabilities	6,648	—

Total current liabilities	465,127	337,107
Long-term borrowings	904,406	1,192,491
Deferred tax liabilities	416,939	398,923
Pension and postretirement benefit liabilities	134,431	164,726
Noncurrent liability for uncertain tax positions	110,935	109,912
Other liabilities	48,740	50,772

Total liabilities	2,080,578	2,253,931
Commitments and contingencies
Total common shareholders’ equity	1,713,231	1,580,241
Noncontrolling interest	4,046	4,833

Total equity	1,717,277	1,585,074

Total liabilities and equity	$3,797,855	$3,839,005

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 26,	September 27,
	2010	2009
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$121,019	$270,996
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(19,979)	(180,233)
Depreciation expense	36,856	41,058
Amortization expense of intangible assets	33,101	32,512
Amortization expense of deferred financing costs	4,425	4,556
Loss on extinguishments of debt	30,354	—
Gain on call options and warrants	(407)	—
Debt modification costs	2,795	—
Impairment of long-lived assets	—	5,788
Impairment of goodwill	—	6,728
Stock-based compensation	7,769	6,611
Net (gain) loss on sales of businesses and assets	(183)	2,597
Deferred income taxes, net	28,670	36,888
Other	(28,809)	160
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(45,343)	5,467
Inventories	(15,375)	1,882
Prepaid expenses and other current assets	526	2,087
Accounts payable and accrued expenses	(12,147)	(37,562)
Income taxes receivable and payable, net	3,504	(128,817)

Net cash provided by operating activities from continuing operations	146,776	70,718

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(23,796)	(20,257)
Proceeds from sales of businesses and assets, net of cash sold	75,943	314,513
Payments for businesses and intangibles acquired, net of cash acquired	(82)	(643)

Net cash provided by investing activities from continuing operations	52,065	293,613

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	400,000	10,018
Reduction in long-term borrowings	(460,770)	(300,268)
Increase (decrease) in notes payable and current borrowings	34,402	(836)
Proceeds from stock compensation plans	8,470	750
Payments to noncontrolling interest shareholders	(1,463)	(702)
Dividends	(40,704)	(40,521)
Debt and equity issuance and amendment fees	(48,041)	—
Purchase of call options	(88,000)	—
Proceeds from sale of warrants	59,400	—

Net cash used in financing activities from continuing operations	(136,706)	(331,559)

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(680)	24,861
Net cash used in investing activities	(189)	(3,488)
Net cash used in financing activities	—	(11,075)

Net cash (used in) provided by discontinued operations	(869)	10,298

Effect of exchange rate changes on cash and cash equivalents	(1,814)	8,444

Net increase in cash and cash equivalents	59,452	51,514
Cash and cash equivalents at the beginning of the period	188,305	107,275

Cash and cash equivalents at the end of the period	$247,757	$158,789

Information about continuing operations by business segment is as follows:

	Three Months Ended
	September 26,	September 27,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$345,041	$350,576
Aerospace	46,836	45,847
Commercial	51,116	44,318

Segment net revenues	$442,993	$440,741

Medical	$66,047	$73,159
Aerospace	8,076	4,554
Commercial	6,162	4,104

Segment operating profit	80,285	81,817
Less: Corporate expenses	12,011	9,040
Net gain on sales of businesses and assets	(183)	—
Restructuring and impairment charges	1,141	4,783
Noncontrolling interest	(339)	(305)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	$67,655	$68,299

	Nine Months Ended
	September 26,	September 27,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$1,047,005	$1,043,639
Aerospace	131,704	126,537
Commercial	147,158	124,845

Segment net revenues	$1,325,867	$1,295,021

Medical	$213,012	$220,363
Aerospace	17,381	8,611
Commercial	15,623	7,740

Segment operating profit	246,016	236,714
Less: Corporate expenses	29,477	30,612
Net (gain) loss on sales of businesses and assets	(183)	2,597
Goodwill impairment	—	6,728
Restructuring and impairment charges	1,679	13,412
Noncontrolling interest	(1,003)	(843)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	$216,046	$184,208

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